Exhibit 1

Oi S.A. – In Judicial Reorganization

Corporate Taxpayers' Registry (CNPJ/MF) No. 76.535.764/0001-43

Board of Trade (NIRE) No. 33.3.0029520-8

Publicly-Held Company

MATERIAL FACT

Approval of basic conditions for adjustments to the Judicial Reorganization Plan

Oi S.A. – In Judicial Reorganization (“Oi” or “Company”), in accordance with Article 157, paragraph 4 of Law No. 6,404/76 and pursuant to CVM Instruction No. 358/02, informs its shareholders and the market in general that, during a meeting held on this date, the Board of Directors of the Company approved the basic financial conditions contained in the Exhibit to this Material Fact as adjustments to the Oi Companies’ Judicial Reorganization Plan that was presented on September 5, 2016 (“JRP”), as well as authorized the Company’s Executive Officers and advisors to file as soon as possible an amendment to the JRP with the 7th Corporate Court of the State of Rio de Janeiro, where the judicial reorganization of Oi and its subsidiaries is underway.

The Company will keep its shareholders and the market informed of the development of the subject matters of this Material Fact and shall timely disclose further information concerning its judicial reorganization       pursuant to the legislation and regulation in force.

Rio de Janeiro, March 22, 2017

Oi S.A. – Em Recuperação Judicial

Ricardo Malavazi Martins

Chief Financial Officer and Investor Relations Director

ANNEX TO THE MATERIAL FACT OF OI S.A. – IN JUDICIAL REORGANIZATION

DATED MARCH 22, 2017

Summary of the Decision of Oi's Board of Directors

- Rio de Janeiro, March 22, 2017

Basic Financial Terms for the Amendment to the Judicial Reorganization Plan

Financial Creditors that do not opt for Conversion

Class 2	• 15 year period – 6 year grace period for principal – 9 year semi-annual non-linear amortization • Maintenance of contractual interest rates (TJLP + 2.9% per annum[1]) • 4 year grace period for interest
Class 3 US$ (Limit US$ 1.78 billion)	• 16 year period – 6 year grace period for principal and interest – 10 year semi-annual non-linear amortization • Interest rate of 1.25% per annum (USD)
Class 3 R$ (Limit R$ 9.34 billion)	• 16 year period – 6 year grace period for principal and interest – 10 year semi-annual non-linear amortization • Interest rate of 65% CDI
Covenants / Cash Sweep / Dividend	• Cash sweep: – Assuming the sale of material assets (except Africatel assets up to 36 months), there will be a distribution to creditors of 50% of the net result of the sale, observing the recomposition of minimum cash defined as 19.8% of net operating revenue before applying the criteria – Cash sweep of 50% of the operating cash that exceeds the minimum cash, defined as 19.8% of net operating revenue before applying the criteria, calculated every 2 years – Pro rata amortization of financial creditors and suppliers to the balance of the debt at the time of prepayment – Discharge of installments in chronological order of maturity (first to last) • Financial Covenants: limitation of dividend payment while net debt/EBITDA is greater than 2.5x

1 Represents the weighted average of existing credit lines with BNDES

Note: this presentation contains the basic financial conditions of the judicial reorganization plan that will be filed as soon as possible before the judge of the 7th Corporate Court of Rio de Janeiro.

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Basic Financial Terms for the Amendment to the Judicial Reorganization Plan

	Financial Creditors that opt for Conversion: Combination of shares and bonds
New Bond	• **R$ 2.8 billion** • Bullet in 2027 • Interest of 6% PIK (USD)
Shares	• **25% of post money capital** • Receipt of shares at the begining and/or bondsconvertible into shares at the decision of the creditor. The choice of which bond should be used will be at the discretion of Oi's board.
Callable and Convertible Bond	• **R$ 3.9 billion** • Interest of 6% PIK (USD) • Callable semi-annually • Cash sweep of 100% of the net value of the sale of assets of Africatel until the 36th month • Convertible at the 36th month, if there is no redemption • Convertible into additional 17% of post-conversion capital (38% stake; shares+ post-conversion of bonds)
Other	• Other securities or adjustments in the format of the previous ones, which generate value for the stakeholders, without direct impact on the percentage of recovery negotiated • If preemptive rights are exercised by current shareholders, the proceeds would be used to settle the equity portion of the creditors who opt for conversion

Note: this presentation contains the basic financial conditions of the judicial reorganization plan that will be filed as soon as possible before the judge of the 7th Corporate Court of Rio de Janeiro.

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